Checkpoint Systems, Inc.
Corporate Headquarters
One Commerce Square
2005 Market Street – Suite 2410
Philadelphia, PA 19103

800 257 5540 Toll Free
215-553-8320 Phone
215-988-9643 Fax

Rob van der Merwe
Chairman of the Board
President & Chief Executive Officer

August 11, 2011

Mr. Jerome J. Lande
MMI Investments, L.P.
1370 Avenue of the Americas
New York, NY 10019

Dear Mr. Lande:

On behalf of the Board of Directors of Checkpoint Systems, Inc., I am writing in response to your letter of August 10, 2011.

In light of your electing to make your concerns and desires regarding Checkpoint public, we wanted to let you know that the Board, with the assistance of Goldman, Sachs & Co. and Kirkland & Ellis LLP, did conduct a thorough internal review of the company’s strategic alternatives over the course of June and July of this year.  Following this review, the Board unanimously concluded that it is currently in the best interests of Checkpoint’s shareholders for the company to remain independent and to continue to pursue its strategic plan.

As I have said in the past, the Board continually monitors and assesses market conditions and strategic alternatives, and is focused on taking actions to maximize value for all of Checkpoint’s shareholders, including MMI.  The review this summer was undertaken both as part of this continuous effort and in response to, among other things, your communications with us in and around June of this year.

While we strongly disagree with some of the characterizations in your August 10 letter, we do not believe that shareholders’ interests will be well served by our rebutting the points you raised at this time.  We regret very much any misunderstandings that led you to feel compelled to issue the letter, as we do take your perspective and concerns seriously.

Our previous invitation for you to address the Board remains open.  As discussed, we are prepared – with the appropriate legal protections in place –  to share with you certain confidential information that we believe would help you to better understand our strategy and efforts to improve performance and achieve the best result for all shareholders. If you prefer, we are also prepared to meet with you without sharing any confidential information, so that we can develop a better understanding of your concerns and strategies.  In any event, we firmly believe a meeting would be productive and hope that it can be arranged in the near future.

Sincerely,

Robert van der Merwe
Chairman, President & Chief Executive Officer
Checkpoint Systems, Inc.

Copy: W.S. Antle, G. Babich, Jr., H. Einsmann, R. K. Elliott, J. S. England, J.W. Partridge, S. Pearson, R.N. Wildrick